Exhibit 99.1

K12 Inc. Reports Second Quarter 2010 Results

K12's Second Quarter Revenues up 20%, Operating Income Increases 138 Percent

HERNDON, Va.--(BUSINESS WIRE)--February 5, 2010--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum and education services created for online delivery to students in kindergarten through 12th grade, today announced its results for the second quarter of fiscal year 2010.

Revenues for the second quarter of fiscal year 2010 (FY 2010) grew to $93.2 million, an increase of 20.1 percent over the second quarter in the prior year, primarily due to strong enrollment growth. EBITDA increased 93.3 percent to $20.4 million for the second quarter of fiscal year FY 2010 over the same quarter in the prior year. Net income - K12 Inc. for the quarter was $9.6 million as compared to Net income - K12 Inc. of $3.5 million in the same period in the prior year. Operating income improved to $14.3 million, an increase of 137.7 percent compared with the second quarter of fiscal year 2009 (FY 2009).

Ron Packard, Chief Executive Officer of K12 Inc., stated, "We are obviously pleased with this record quarter. K12 is fortunate to have talented and dedicated employees who have worked hard to increase productivity and improve our cost structure. These efforts have allowed us to improve our results while continuing to invest heavily in curriculum, technology and services that will benefit our students."

For the three months ended December 31, 2009 (Second Quarter of Fiscal Year 2010)

  Revenues for the second quarter were $93.2 million, an increase of $15.6 million or 20.1 percent, as compared to revenues of $77.6 million for the second quarter of FY 2009. Average enrollments for the second quarter were 67,354, an increase of 22.3 percent over the second quarter of FY 2009.
  Operating income for the second quarter was $14.3 million, an increase of $8.3 million or 137.7 percent, as compared to operating income of $6.0 million for the second quarter of FY 2009. Operating margins increased to 15.3 percent of revenue, representing a gross increase of 7.6 percentage points, as compared to 7.7 percent for the second quarter of FY 2009.
  Income tax expense for the second quarter was $4.4 million, representing an effective tax rate of 31.4 percent. Income tax expense for the second quarter of FY 2009 was $2.4 million.
  Net income - K12 Inc. for the second quarter was $9.6 million as compared to Net income - K12 Inc. of $3.5 million for the second quarter of FY 2009.
  Diluted net income attributable to common stockholders per share for the second quarter was $0.32 as compared to diluted net income attributable to common stockholders per share of $0.12 for the second quarter of FY 2009.
  EBITDA for the second quarter was $20.4 million, an increase of $9.8 million or 93.3 percent, as compared to EBITDA of $10.5 million for the second quarter of FY 2009. EBITDA as a percentage of revenue improved to 21.9 percent, representing a gross increase of 8.3 percentage points, as compared to 13.6 percent for the second quarter of FY 2009.

For the six months ended December 31, 2009 (First Half of Fiscal Year 2010)

  Revenues for the first half of FY 2010 were $199.5 million, an increase of $33.3 million or 20.0 percent, as compared to revenues of $166.2 million for the first half of FY 2009. Average enrollments for the first half were 67,901, an increase of 22.6 percent over the first half of FY 2009.
  Operating income for the first half of FY 2010 was $27.0 million, an increase of $11.8 million or 77.5 percent, as compared to operating income of $15.2 million for the first half of FY 2009. Operating margins increased to 13.5 percent of revenue, representing a gross increase of 4.4 percentage points, as compared to 9.1 percent for the first half of FY 2009.
  Income tax expense for the first half of FY 2010 was $9.7 million, representing an effective tax rate of 37.1 percent. Income tax expense for the first half of FY 2009 was $6.2 million.
  Net income - K12 Inc. for the first half of FY 2010 was $16.7 million as compared to Net income - K12 Inc. of $9.4 million for the first half of FY 2009.
  Diluted net income attributable to common stockholders per share for the first half of FY 2010 was $0.56 as compared to diluted net income attributable to common stockholders per share of $0.32 for the first half of FY 2009.
  EBITDA for the first half of FY 2010 was $39.3 million, an increase of $15.1 million or 62.6 percent, as compared to EBITDA of $24.2 million for the first half of FY 2009. EBITDA as a percentage of revenue improved to 19.7 percent, representing a gross increase of 5.2 percentage points, as compared to 14.5 percent for the first half of FY 2009.

Cash and Capital Expenditures

  As of December 31, 2009, the Company had cash and cash equivalents of $48.0 million.
  Capital expenditures for the first six months ended December 31, 2009 were $11.5 million, including $6.4 million for investments in capitalized curriculum and $5.1 million in property and equipment. In addition, the Company financed purchases of $10.2 million of computers and software, primarily for use by students through capital leases.

FY 2010 Outlook

The Company is reconfirming the guidance issued on November 5, 2009 and is forecasting for full fiscal year 2010 revenues of approximately $380 million to $390 million, operating income of approximately $27 million to $31 million and EBITDA of approximately $56 million to $60 million.

In addition, the Company is forecasting for fiscal year 2010:

  Net income – K12 Inc. of approximately $14.6 million to $17.1 million
  Depreciation and amortization of approximately $28 million to $30 million
  Non-cash stock compensation expense of approximately $6.0 million to $6.5 million
  Interest expense, net of interest income of approximately $1.0 million to $1.2 million
  Estimated tax rate of approximately 43 percent to 44 percent
  Capital expenditures of approximately $42 million, including purchases of student computers

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 5, 2010, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its second quarter 2010 financial results and its outlook for fiscal year 2010 during a conference call scheduled for Friday, February 5, 2010 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.K12.com through the investor relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 866-356-3093 (domestic) or 617-597-5381 (international) at 8:20 a.m. (ET). The participant passcode is 72006014.

A replay of the call will be available starting on February 5, 2010, through February 12, 2010, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 67767351. It will also be archived at http://www.k12.com in the investor relations section for 60 days.

The following table sets forth average enrollment data for each of the periods indicated:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Total Enrollments	67,354	55,076	67,901	55,366

Managed Enrollments as percentage of total enrollments	85.0%	85.3%	85.2%	85.3%
Non-managed Enrollments as a percentage of total enrollments	15.0%	14.7%	14.8%	14.7%
Total enrollments	100.0%	100.0%	100.0%	100.0%

High School enrollments as a percentage of total enrollments	21.6%	18.6%	22.1%	19.2%
K-8 enrollments as a percentage of total enrollments	78.4%	81.4%	77.9%	80.8%
Total enrollments	100.0%	100.0%	100.0%	100.0%

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008

Revenues	$93,197	$77,618	$199,522	$166,243

Cost and expenses
Instructional costs and services	51,589	50,312	109,682	104,733
Selling, administrative, and other operating expenses	24,899	18,887	58,226	41,722
Product development expenses	2,415	2,405	4,653	4,600

Total costs and expenses	78,903	71,604	172,561	151,055

Income from operations	14,294	6,014	26,961	15,188
Interest expense, net	(324)	(264)	(681)	(157)

Income before income tax expense and noncontrolling interest	13,970	5,750	26,280	15,031
Income tax expense	(4,381)	(2,365)	(9,749)	(6,151)
Net income	9,589	3,385	16,531	8,880
Add net loss – noncontrolling interest	49	135	190	554

Net income – K12 Inc.	$9,638	$3,520	$16,721	$9,434

Net income attributable to common stockholders per share:
Basic	$0.33	$0.12	$0.57	$0.33

Diluted	$0.32	$0.12	$0.56	$0.32

Weighted average shares used in computing per share amounts:
Basic	29,648,674	28,749,126	29,512,635	28,567,406

Diluted	29,974,642	29,682,250	29,875,966	29,653,263

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	June 30,
	2009	2009

ASSETS
Current assets
Cash and cash equivalents	$48,030	$49,461
Restricted cash and cash equivalents	2,501	2,500
Accounts receivable, net of allowance of $1,733 and $1,555 at December 31, 2009 and June 30, 2009, respectively	100,095	52,532
Inventories, net	21,990	32,052
Current portion of deferred tax asset	4,796	3,888
Prepaid expenses	6,481	7,810
Other current assets	6,368	3,454
Total current assets	190,261	151,697
Property and equipment, net	43,591	37,860
Capitalized curriculum development costs, net	35,584	31,649
Deferred tax asset, net of current portion	6,661	14,619
Goodwill	1,825	1,825
Deposits and other assets	2,542	2,526
Total assets	$280,464	$240,176

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$7,736	$10,366
Accrued liabilities	6,260	7,329
Accrued compensation and benefits	5,124	8,291
Deferred revenue	19,600	3,389
Current portion of capital lease obligations	12,197	10,240
Current portion of notes payable	954	1,034
Total current liabilities	51,871	40,649
Deferred rent, net of current portion	2,164	1,699
Capital lease obligations, net of current portion	11,259	9,222
Notes payable, net of current portion	1,289	1,906
Total liabilities	66,583	53,476

Commitments and contingencies
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 30,059,713 and 29,290,486 shares issued and outstanding at December 31, 2009 and June 30, 2009, respectively	3	3
Additional paid-in capital	353,954	343,304
Accumulated deficit	(144,300)	(161,021)

Total K12 Inc. stockholders’ equity	209,657	182,286
Noncontrolling interest	4,224	4,414
Total equity	213,881	186,700
Total liabilities and equity	$280,464	$240,176

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended December 31,
	2009	2008

Cash flows from operating activities
Net income	$16,531	$8,880
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	12,313	8,973
Stock based compensation expense	3,478	1,263
Excess tax benefit from stock-based compensation	(2,194)	(4,046)
Deferred income taxes	9,243	6,086
Provision for doubtful accounts	178	(337)
Provision for inventory obsolescence	366	64
Reduction of student computer shrinkage and obsolescence reserve	(244)	30
Changes in assets and liabilities:
Accounts receivable	(47,741)	(52,086)
Inventories	9,696	8,251
Prepaid expenses	1,330	(290)
Other current assets	(2,913)	(2,859)
Deposits and other assets	(33)	(1,180)
Accounts payable	(2,631)	(6,219)
Accrued liabilities	(1,068)	2,909
Accrued compensation and benefits	(3,167)	(5,396)
Deferred revenue	16,211	15,011
Deferred rent	465	24
Net cash provided by (used in) operating activities	9,820	(20,922)
Cash flows from investing activities
Purchase of property and equipment	(5,114)	(7,744)
Purchase of domain name	—	(16)
Capitalized curriculum development costs	(6,372)	(6,992)
Net cash used in investing activities	(11,486)	(14,752)
Cash flows from financing activities
Repayments on capital lease obligations	(6,245)	(3,837)
Proceeds from notes payable	—	3,130
Repayments on notes payable	(692)	(297)
Proceeds from noncontrolling interest contribution	—	5,000
Proceeds from exercise of stock options	4,928	6,322
Proceeds from exercise of stock warrants	50	—
Excess tax benefit from stock-based compensation	2,194	4,046
Net cash provided by financing activities	235	14,364
Net change in cash and cash equivalents	(1,431)	(21,310)
Cash and cash equivalents, beginning of period	49,461	71,682
Cash and cash equivalents, end of period	$48,030	$50,372

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income minus interest income, minus income tax benefit, minus noncontrolling interest benefit, plus interest expense, plus income tax expense, plus noncontrolling interest loss and plus depreciation and amortization. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense consists primarily of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax payments.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes. We also use EBITDA in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following table provides a reconciliation of net income to EBITDA:
(in thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2009	2008	2009	2008

Net Income - K12 Inc.	$9,638	$3,520	$16,721	$9,434

Interest expense, net	324	264	681	157

Income tax expense, net	4,381	2,365	9,749	6,151

Noncontrolling interest, net of tax	(49)	(135)	(190)	(554)

Depreciation and amortization	6,080	4,526	12,313	8,973

EBITDA	$20,374	$10,540	$39,274	$24,161

The following table provides a reconciliation of net income to EBITDA for the full year outlook:

(in millions)
	Full Year FY 2010 Outlook

	Low	High

Net Income - K12 Inc.	$14.6	$17.1

Interest expense (income), net	1.2	1.0

Income tax expense, net	12.2	13.1

Noncontrolling interest, net of tax	0.0	(0.1)

Depreciation and amortization	29.0	29.0

EBITDA	$56.0	$60.0

About K12

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation's largest provider of proprietary curriculum and online education programs to students in kindergarten through high school. K12(R) provides high quality, customized education solutions to school districts, charter schools, and directly to families ranging from individual courses to classroom and hybrid programs to full-time virtual school programs.

Since K12 was founded in 1999, it has delivered over 1.5 million courses to students worldwide. Over 60,000 students in twenty-five states are enrolled in virtual schools operated by K12. The company also operates the K12 International AcademyTM, an accredited, diploma-granting online private school serving students in over 40 countries. More information can be found at http://www.K12.com.

K12(R) is a registered trademark and the K12 logo, xPotential and Unleash the xPotential are trademarks of K12 Inc.

CONTACT:
K12 Inc.
Investor Contact:
Keith Haas
SVP, Finance and Investor Relations
703-483-7077
khaas@k12.com
or
Press Contact:
Jeff Kwitowski
VP, Public Relations
703-483-7281
jkwitowski@k12.com